Exhibit 99.1

Adaptimmune Reports Fourth Quarter and Full Year 2016 Financial Results

— Opened two new INDs for wholly-owned SPEAR® T-cell therapies; Company now has four open INDs in 11 indications —

— Received orphan designation, PRIME regulatory support and Breakthrough Therapy designation for NY-ESO SPEAR T-cell —

— Received FDA notification of permission to proceed with new cell manufacturing process —

— Conference call to be held today at 8:00 a.m. EST (12:00 p.m. GMT) —

PHILADELPHIA, Pa. and OXFORD, UK., March 13, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today reported financial results for the fourth quarter and year ended December 31, 2016.

“2016 was an important year for Adaptimmune during which we established substantial clinical momentum and significantly advanced our commercial-ready cell manufacturing process,” commented James Noble, Adaptimmune’s Chief Executive Officer. “We now have four open INDs, including three for our wholly-owned SPEAR T-cells, for studies in 11 indications, 10 of which are solid tumors. This illustrates the breadth of our proprietary platform and marks further progress since the end of 2015 when we had two open INDs and studies ongoing in four indications. Given this progress, we are increasing our focus on our wholly-owned SPEAR T-cells, in particular the multi-tumor studies with our wholly-owned MAGE-A10 and MAGE-A4 SPEAR T-cell therapies, and we intend to deliver initial data from these studies beginning later this year.”

Mr. Noble continued, “With respect to our NY-ESO program, I am delighted to confirm that the FDA has completed its review of our commercial-ready manufacturing process and permitted us to proceed with implementation of the process in our existing NY-ESO trials.  We plan to implement this new process in our pilot clinical trials this year. And, we also continue to plan for initiation of the first registration study with a SPEAR T-cell therapy in sarcoma. In doing so, we will move ever closer to our goal of transforming the treatment of patients with serious diseases.”

Full Year 2016 and Recent Highlights:

•                  Opened two new INDs for wholly-owned SPEAR T-cell therapies (AFP, MAGE-A4); four INDs are now open, enabling a total of nine studies across 11 indications;

•                  Opened two new clinical studies of SPEAR T-cell therapies (MAGE-A10 triple tumor study and a pilot study of NY-ESO in myxoid/round cell liposarcoma [MRCLS])

•                  Received orphan designation in the United States (US) and European Union (EU), and EU Priority Medicines (PRIME) regulatory support for NY-ESO SPEAR T-cell in soft tissue sarcoma; and US Breakthrough Therapy Designation for NY-ESO SPEAR T-cell in synovial sarcoma;

•                  Received FDA notification of permission to proceed with new cell manufacturing process for NY-ESO phase I/II studies;

•                  Presented clinical data including updated median survival data for synovial sarcoma Cohort 1 (~18 months [80 weeks]), compared to ~13 months (56 weeks) as previously reported (CTOS 2016); Fludarabine requirement for preconditioning (ESMO 2016); and responses in synovial sarcoma patients with low NY-ESO expression (ESMO 2016);

•                  Formed strategic alliance with MD Anderson Cancer Center to develop SPEAR T-cell therapies, including clinical studies of MAGE-A10 and MAGE-A4 SPEAR T-cell therapies;

•                  Entered strategic collaboration with Merck to evaluate KEYTRUDA® (pembrolizumab) in combination study with NY-ESO SPEAR T-cell therapy in multiple myeloma, with first site initiation anticipated in the first half of 2017;

•                  Initiated strategic collaboration with Bellicum Pharmaceuticals to evaluate Bellicum’s GoTCR technology (inducible MyD88/CD40 co-stimulation) with Adaptimmune’s affinity-optimized SPEAR T-cells; and

•                  Expanded strategic immunotherapy collaboration with GSK and announced GSK’s nomination of a second target, PRAME.

Financial Results for the Three and Twelve Month Period ended December 31, 2016

•                  Cash / liquidity position: As of December 31, 2016, Adaptimmune had $158.8 million of cash and cash equivalents, and $22.7 million of short-term deposits representing a total liquidity position(1) of $181.5 million. For the three months ended December 31, 2016, the increase in cash and cash equivalents was $18.3 million and the decrease in short-term deposits was $24.3 million, representing a decrease in total liquidity position of $6.0 million.

•                  Revenue: Revenue represents the upfront and milestone payments, which are recognized over the period the Company delivers services to GSK. Revenue for the three months ended December 31, 2016 was $8.5 million compared to $4.0 million in the same quarter of the prior year. The increase in revenue was driven by achieving $17.4 million of milestones in the fourth quarter, which are recognized over the period the Company delivers services to GSK. Revenue for the twelve months ended December 31, 2016 was $14.2 million compared to $14.5 million in the prior year.

•                  Research and development (“R&D”) expenses: R&D expenses for the three and twelve months ended December 31, 2016 were $16.8 million and $63.8 million, respectively, compared to $16.6 million and $40.5 million for the three and twelve months ended December 31, 2015. The increases compared to both prior periods were primarily due to increased period-over-period costs associated with ongoing clinical trials of the Company’s NY-ESO and MAGE-A10 SPEAR T-cell therapies; preparation for studies with the Company’s SPEAR T-cell therapy targeting AFP and MAGE-A4; and increased personnel expenses.

•                  General and administrative (“G&A”) expenses: G&A expenses for the three and twelve months ended December 31, 2016 were $6.3 million and $23.2 million, respectively, compared to $5.5 million and $17.2 million for the three and twelve months ended December 31, 2015. The increases compared to both prior periods were primarily due to increased personnel costs.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three and twelve months ended December 31, 2016 was $15.4 million ($(0.04) per ordinary share or $(0.22) per American Depositary Share) and $71.6 million ($(0.17) per ordinary share or $(1.01) per American Depositary Share), respectively.

(1)  Total liquidity position is a non GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

Financial Guidance

As of December 31, 2016, Adaptimmune had a total liquidity position(1) of $181.5 million, made up of $158.8 million of cash and cash equivalents and $22.7 million of short-term deposits. The Company believes that this balance will fund operations through mid-year 2018. This guidance excludes the effect of any potential new business development activities.

Conference Call Information

The Company will host a live teleconference and webcast to provide an overview of its financial results and a business update at 8:00 a.m. EST (12:00 p.m. GMT) today, March 13, 2017. The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (877) 280-2296 (U.S.) or +44(0)20 3427 1912 or 0800 279 4992 (United Kingdom).  After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (7287304).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune has a number of proprietary clinical programs, and is also developing its NY-ESO SPEAR T-cell program under a strategic collaboration and licensing agreement with GlaxoSmithKline. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 10, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity Position (a non-GAAP financial measure)

Total liquidity position (a non-GAAP financial measure) is defined as cash and cash equivalents plus short-term deposits. Each of these components appears in the Consolidated Balance Sheet. The U.S. GAAP financial measure most directly comparable to total liquidity position is cash and cash equivalents as reported in the Consolidated Financial Statements.

(in thousands)	December 31, 2016	December 31, 2015

Cash and cash equivalents	$158,779	$194,263
Short-term deposits	22,694	54,620
Total Liquidity Position	$181,473	$248,883

The Company believes that the presentation of total liquidity position provides useful information to investors because management reviews total liquidity position as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Investor Relations

Will Roberts

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Juli P. Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Condensed Consolidated Statement of Operations	Three months ended December 31,		Twelve months ended December 31,
(unaudited, in thousands, except per share data)	2016	2015	2016	2015(1)

Revenue	$8,536	$4,031	$14,198	$14,490

Research and development(2)	(16,847)	(16,619)	(63,789)	(40,457)
General and administrative(2)	(6,345)	(5,513)	(23,208)	(17,156)
Total operating expenses	(23,192)	(22,132)	(86,997)	(57,613)
Operating loss	(14,656)	(18,101)	(72,799)	(43,123)

Interest income	271	254	1,110	787
Other income (expenses), net	(593)	1,015	1,002	2,967
Loss before income taxes	(14,978)	(16,832)	(70,687)	(39,369)
Income taxes	(436)	75	(892)	(143)
Net loss	(15,414)	(16,757)	(71,579)	(39,512)

Deemed dividend on convertible preferred shares	—	—	—	(8,663)
Net loss attributable to ordinary shareholders	$(15,414)	$(16,757)	$(71,579)	$(48,175)

Net loss per ordinary share, basic and diluted (3)	$(0.04)	$(0.04)	$(0.17)	$(0.14)

Weighted average ordinary shares outstanding, Basic and diluted	424,720,404	424,711,900	424,713,997	337,375,528

(1) The statement of operations for the twelve months ended December 31, 2015 has been recast from our prior period financial statements to conform with our newly adopted calendar year end for comparative purposes

(2) Certain costs have been reclassified in prior periods to conform to the current period presentation.  The net effect is to reduce G&A and increase R&D by $651,000 and $1,833,000 in the three and twelve months ended December 31, 2015, respectively.

(3) The dilutive effect of the following potentially dilutive equity instruments have been excluded from the diluted loss per share calculation because they would have an antidilutive effect on the loss per share for the period

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Weighted average number of Share options	45,882,791	31,280,588	48,707,123	27,448,649

Condensed Consolidated Balance Sheets	December 31,	December 31,
(unaudited, in thousands)	2016	2015

Assets
Current assets
Cash and cash equivalents	$158,779	$194,263
Short-term deposits	22,694	54,620
Accounts receivable, net of allowance for doubtful accounts of $- and $-	1,480	744
Other current assets and prepaid expenses (including current portion of clinical materials)	15,798	13,420
Total current assets	198,751	263,047

Restricted cash	4,017	4,508
Clinical materials	2,580	4,736
Property, plant & equipment, net	27,899	13,225
Intangibles, net	1,268	305

Total assets	$234,515	$285,821

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,350	$7,884
Accrued expenses and other accrued liabilities	17,528	7,518
Deferred revenue	11,392	12,487
Total current liabilities	40,270	27,889

Deferred revenue, non-current	24,962	22,939
Accrued expenses, non-current	3,141	—

Total liabilities	68,373	50,828

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 574,711,900 authorized and 424,775,092 issued and outstanding (2015: 574,711,900 authorized and 424,711,900 issued and outstanding)	683	682
Additional paid in capital	341,200	332,363
Accumulated other comprehensive loss	(14,249)	(8,139)
Accumulated deficit	(161,492)	(89, 913)
Total stockholders’ equity	161,142	234,993
Total liabilities and stockholders’ equity	$234,515	$285,821

Condensed Consolidated Cash Flow Statement	Twelve months ended December 31,
(unaudited, in thousands)	2016	2015

Cash flows from operating activities
Net loss	$(71,579)	$(39,512)
Adjustments for:
Depreciation	3,126	1,539
Amortization	160	71
Loss on disposal	122	—
Share-based compensation expense	8,821	9,858
Unrealized foreign exchange (gains) losses	(1,314)	(632)
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(6,533)	(9,231)
Decrease (increase) in non-current operating assets	2,221	(4,736)
Increase in payables and deferred revenue	16,808	11,036
Net cash used in operating activities	(48,168)	(31,607)

Cash flows from investing activities
Acquisition of property, plant & equipment	(11,506)	(12,745)
Acquisition of intangibles	(1,279)	(210)
Proceeds from sale of property, plant & equipment	—	122
Maturity of short-term deposits	73,377	—
Investment in short-term deposits	(42,837)	(28,594)
Net cash provided by (used in) investing activities	17,755	(41,427)

Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering	—	175,989
Proceeds from exercise of stock options	17	—
Net cash used in financing activities	17	175,989
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(5,579)	(5,848)
Net (decrease) increase in cash, cash equivalents and restricted cash	(35,975)	97,107
Cash, cash equivalents and restricted cash at start of period	198,771	101,664
Cash, cash equivalents and restricted cash at end of period	$162,796	$198,771